News
Merrill Lynch & Co., Inc.
World Headquarters

4 World Financial Center New York, New York 10080

For information contact:	Release date: October 2, 2006

Media Relations	Investor Relations
Jessica Oppenheim	Jonathan Blum
(212) 449-2004	(866) 607-1234
Jessica_Oppenheim@ml.com	investor_relations@ml.com
MERRILL LYNCH COMPLETES MERGER OF
MERRILL LYNCH INVESTMENT MANAGERS WITH BLACKROCK, INC.
     NEW YORK, October 2 – On September 29, 2006, Merrill Lynch and Co., Inc. (NYSE:MER) completed the merger of the firm’s investment management business, Merrill Lynch Investment Managers, with BlackRock, Inc. creating one of the world’s largest independent investment management firms. Merrill Lynch received a total of 65 million common and preferred shares in the combined company and has a 45% voting interest. The new company will operate primarily under the BlackRock name.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns just under half of BlackRock, one of the world’s largest publicly traded investment management companies with approximately $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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